Exhibit (c)(2) Project Legend DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE JULY 31, 2022 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Table of Contents Page 1. Executive Summary 3 2. Financial Analyses 10 Liquidation Analysis 12 Illustrative Discounted Cash Flow Analysis 17 3. Appendices 22 Weighted Average Cost of Capital Calculation 23 Selected Public Market Observations 26 Additional Illustrative Premiums Information 34 Glossary 38 4. Disclaimer 40 2 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Financial Analyses 10 3. Appendices 22 4. Disclaimer 40

Executive Summary Situation Overview ¡ Stealth BioTherapeutics Corp (NasdaqGM:MITO) (“Stealth” or the “Company”) is a clinical-stage biotechnology company focused on the development and commercialization of novel therapies for diseases involving mitochondrial dysfunction. 1 ¡ Stealth is incorporated in the Cayman Islands with a market capitalization of approximately $18.1 million. ¡ On June 24, 2022 the Board of Directors of Stealth received a preliminary non-binding proposal letter (the “Initial Proposal Letter”) from Morningside Ventures (I) Investments Ltd. (collectively with its affiliates, “Morningside”) and J. Wood Capital Advisors LLC (“J. Wood Capital”) to acquire all outstanding ordinary shares (the “Shares”) of the Company not already beneficially owned by Morningside, including Shares represented by American Depository Shares of the Company (the “ADSs”, each representing 12 Shares), in a going private transaction for $0.026 per Share or $0.313 per ADS (the “Initial Proposal Price”) in cash (the “Initial Proposal”). ¡ On July 26, 2022, after several rounds of negotiations, the Board of Directors of Stealth received a revised non-binding proposal from Morningside and J. Wood Capital to acquire all Shares of the Company not already beneficially owned by Morningside, including Shares represented by ADSs, in a going private transaction for $0.031 per Share or $0.375 per ADS (the “Transaction Price”) in cash (the “Transaction”). ¡ The Transaction Price represents a premium of approximately 34.4% and 30.1% to the 1-day closing price and 10-day VWAP, respectively, for the period prior to announcement of the Initial Proposal. 2 ¡ Morningside owns approximately 64.9% of the Company’s outstanding shares (and 63.4% on a fully diluted as-if converted basis) . ¡ Morningside additionally provided the Company with a total of $65 million through a Development Funding Agreement which will result in aggregate repayments over a 7-year time frame of (i) $149 million upon first orphan approval or (ii) 27% IRR upon the second approval. The book value of the associated liability is $65.6 million. 1. As of 7/29/2022, based on public trading price. 2. Does not consider net dilutive impact from treasury method. Source: Company management, public filings, Capital IQ, Bloomberg. 4 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Executive Summary Selected Considerations – Per Company Management ¡ The independent auditors of the Company’s audited financial statements raised substantial doubt in the fiscal year 2021 audit about the ability of the Company to continue as a going concern, ¡ the Company has experienced significant recurring losses from operations since inception and expects continuing operating losses for the foreseeable future, ¡ the Company’s Venture Loan and Security Agreement with Horizon Technology Finance (the “Horizon Loan Agreement”) includes a minimum cash balance requirement, which the Company expects it will violate in the second half of fiscal year 2022, unless it is able to obtain additional financing, ¡ the Nasdaq Stock Market LLC (“Nasdaq”) has notified the Company that, based upon the Company’s continued non-compliance with certain listed securities requirements, the Company’s securities would be delisted from Nasdaq, if the Company did not regain compliance with such requirements, ¡ the Company has been unable to comply with such requirements, but has requested a hearing before the Nasdaq Hearings Panel, which has temporarily stayed any further action by Nasdaq to delist the Company’s securities, ¡ without either raising additional capital, which the Company has been, and expects it will be, unable to raise on terms acceptable to the Company, or converting current liabilities into equity, which the Company has been, and expects it will be, unable to negotiate on terms acceptable to the Company, the Company does not expect to be able to regain compliance with Nasdaq’s securities listing requirements and following the expected termination or expiration of the stay, the Company’s securities will be delisted, ¡ the delisting of the Company’s securities may constitute a default under the Horizon Technology Agreement, ¡ the Company’s inability to fund its programs in accordance with the Company’s Development Funding Agreement with Morningside Venture (I) Investments Limited could give rise to a termination of the Development Funding Agreement, ¡ even in the absence of a default under the Horizon Technology Agreement or a termination of the Development Funding Agreement, (a) given the Company’s current cash position and anticipated cash needs for continuing operating activities, the Company anticipates that it will exhaust its remaining cash resources sometime during the fourth quarter of fiscal year 2022, and (b) the Company expects it will not be able to obtain equity or debt financing sufficient for the continuing operations of the Company on terms acceptable to the Company prior to the date that it will exhaust its remaining cash resources, and ¡ absent the proposed Transaction with an affiliate of Morningside Venture (I) Investments Limited, the Company believes that it would have no alternative other than to liquidate and that upon any such liquidation of the Company, if the holders of the Company’s ordinary shares or American Depositary Shares received any recovery, such recovery would be materially less on a per-share basis, or on a per-ADS basis, than the applicable merger consideration to be received by such holders in the Merger. Source: Company management, public filings. 5 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Executive Summary

Transaction Overview

Summary of Transaction Value

(ADS and dollars in millions, except per ADS values)

Selected Transaction Information	
Transaction Price per ADS	**$0.375**
ADS Equivalents Outstanding [1]	73.8
Dilutive ADS Equivalents [2]	1.3
Fully Diluted ADS Equivalents Outstanding	75.1
Implied Transaction Equity Value	**$28.2**
Debt [3]	15.0
Development Funding Agreement Liability [4]	65.6
Cash and Cash Equivalents [5]	(28.9)
Implied Transaction Enterprise Value [6]	**$79.9**

Implied Premiums to Unaffected Historical Closing ADS Trading Prices

(dollars per ADS in actuals)

Unaffected Trading Period As of 6/24/2022 [7]	Average Closing / Closing ADS Price	Transaction Premium/(Discount)
1-Day Closing	$0.28	34.4%
5-Day Average Closing	$0.30	26.5%
10-Day Average Closing	$0.29	28.5%
30-Day Average Closing	$0.26	43.9%
Average Closing Since 5/2/2022 [8]	$0.25	47.2%

Note: We have been advised that holders of ADS will incur a $0.05/ADS cancellation fee in the Transaction. The cancellation fee is not reflected in the above figures and we did not take into account the cancellation fee for purposes of our financial analyses.

1. *As of 6/30/2022, per Company management. Each ADS represents twelve ordinary shares.*
2. *Includes (i) ADS equivalent of ~1.3 million unvested restricted stock awards, (ii) the net dilutive impact of an ADS equivalent of ~6.4 million outstanding options based on the treasury method, and (iii) the net dilutive impact of an ADS equivalent of ~23.6 million outstanding warrants based on the treasury method. Each ADS represents 12 ordinary shares.*
3. *Represents principal amount of outstanding debt per Company management.*
4. *Represents liability associated with the development funding agreement with Morningside as of 3/31/2022.*
5. *As of 6/30/2022, per Company management.*
6. *Does not consider the liability associated with warrants issued to Armistice Capital, LLC in April 2022 to purchase ~3.7 million ADS equivalents, in the event of the Transaction.*
7. *Represents the last full trading day prior to receipt and announcement of the Initial Proposal on 6/27/2022.*
8. *On May 2, 2022, the Company announced that the phase II trial for dAMD failed to meet primary endpoints.*

Sources: Company management, public filings, Capital IQ.

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Executive Summary

Overview of Illustrative Observed M&A Premiums

1-Day Prior Median Acquisition Premiums



19.9%
17.9%
25.3%
27.7%
47.1%
All 13E-3 Transactions
Cayman Incorporated 13E-3
All U.S.-Listed M&A
U.S.-Listed Micro-Cap M&A
U.S.-Listed Biotech & Pharma M&A

1-Month Prior Median Acquisition Premiums



27.4%
28.1%
29.6%
29.1%
58.1%
All 13E-3 Transactions
Cayman Incorporated 13E-3
All U.S.-Listed M&A
U.S.-Listed Micro-Cap M&A
U.S.-Listed Biotech & Pharma M&A

		Description of Group	Base Criteria
13E-3 Transactions	**All 13E-3 Transactions**	▪ Represents 73 transactions since 2017 that include the filing of a Form 13E-3	▪ Target listed on NYSE or Nasdaq exchanges ▪ Change of control transaction or controller-initiated take-private ▪ 1-day prior premiums between 0% and 100%
13E-3 Transactions	**Cayman Incorporated 13E-3 Transactions**	▪ Represents 16 transactions since 2017 that include the filing of a Form 13E-3 with a target incorporated in the Cayman Islands	
U.S.-Listed M&A	**All U.S.-Listed M&A**	▪ Represents 821 transactions since 2017	
U.S.-Listed M&A	**U.S.-Listed Micro-Cap M&A**	▪ Represents 78 transactions since 2017 that include targets with implied equity values of less than $100 million	
U.S.-Listed M&A	**U.S.-Listed Biotechnology & Pharmaceutical M&A**	▪ Represents 72 transactions since 2017 that include targets with primary operations in biotechnology or pharmaceuticals	

Note: Illustrative only. Provided solely for informational purposes.
Note: Thomson Reuters data for 1-month prior acquisition premiums represents 4-weeks prior.
Source: Thomson Reuters, Capital IQ.

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Executive Summary Summary of Illustrative Observed Premiums in 13E-3 Transactions 1-Day Prior Median Acquisition Premiums by Year 1-Month Prior Median Acq. Premiums by Year All 13E-3 Transactions All 13E-3 Transactions Aggregate Aggregate 1st Quartile 13.8% 1st Quartile 14.0% 37.5% Median 19.9% Median 27.4% 41.9% 40.5% Mean 29.3% Mean 34.6% 3rd Quartile 44.4% 3rd Quartile 51.2% 30.8% 32.4% 28.5% 32.3% 23.4% 22.0% 18.4% 18.1% 15.7% 10 14 15 19 11 4 10 14 15 19 11 4 2017 2018 2019 2020 2021 YTD 2022 [1] 2017 2018 2019 2020 2021 YTD 2022 [1] 1-Day Prior Median Acquisition Premiums by Year 1-Month Prior Median Acq. Premiums by Year By Country of Incorporation By Country of Incorporation Aggregate (Only Cayman Incorporated) Aggregate (Only Cayman Incorporated) 1st Quartile 14.9% 1st Quartile 16.5% 87.6% 87.1% Median 17.9% Median 28.1% Mean 24.1% 76.8% Mean 36.0% 3rd Quartile 32.7% 3rd Quartile 44.4% 58.4% 50.2% 50.1% 49.9% 42.9% 41.9% 40.5% 37.5% 32.9% 37.8% 34.9% 32.3% 18.9% 28.3% 23.3% 18.4% 22.0% 26.3% 23.6% 18.1% 15.7% 18.6% 17.7% 16.6% 16.4% 13.9% 22.3% NA NA NA NA NA NA 312 6112 3 11 9173 73 4 316112 3 211 973173 4 2017 2018 2019 2020 2021 YTD 2022 [1] 2017 2018 2019 2020 2021 YTD 2022 [1] Cayman U.S. Other Cayman U.S. Other Note: Illustrative only. Provided solely for informational purposes. 1. YTD 2022 is as of July 2022 and includes 4 pending transactions. Source: Capital IQ. 8 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Executive Summary Summary of Illustrative Observed Premiums in 13E-3 Transactions (cont.) Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Industry All 13E-3 Transactions All 13E-3 Transactions (dollars in millions) 44.2% 43.5% 42.9% 49.9% 49.0% 41.1% 37.4% 29.9% 34.0% 29.9% 28.5% 21.4% 19.9% 19.1% 22.5% 21.6% 16.6% 20.1% 20.0% 19.8% 13.0% 13.5% 8.5% 1.6% 11 24 10 27 1 6 4 9 9 11 13 21 $0- $100- $500- $1,000- > $10,000 Life Sciences Health Care Technology Financials Energy Consumer Other $100 $500 $1,000 $10,000 Disc. 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Industry Cayman Incorporated 13E-3 Transactions Cayman Incorporated 13E-3 Transactions (dollars in millions) 59.9% 41.6% 37.8% 34.2% 33.8% 44.2% 26.3% 23.6% 30.9% 20.7% 27.0% 26.3% 18.1% 16.8% 16.8% 16.4% 18.2% 14.5% 13.2% 9.9% 3 4 2 7 1 1 2 1 NA NA 6 5 $0- $100- $500- $1,000- Life Sciences Health Care Technology Financials Energy Consumer Other $100 $500 $1,000 $10,000 Disc. 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Note: Illustrative only. Provided solely for informational purposes. Source: Capital IQ. 9 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Financial Analyses 10 Liquidation Analysis 12 Illustrative Discounted Cash Flow Analysis 17 3. Appendices 22 4. Disclaimer 40

Financial Analyses Summary

(dollars in millions, except per ADS values)

Liquidation Analysis

	Hypothetical Liquidation Value		
	Low		High
Total Assets [1]	$34.1	--	$49.2
Total Liabilities [1]	(219.4)	--	(89.4)
Residual Value (Total Assets less Total Liabilities) [2]	($185.3)	--	($40.2)
Wind Down Charges	(9.7)	--	(6.7)
Hypothetical Liquidation Value Reference Range	($195.0)	--	($46.9)
Diluted ADS Equivalents Outstanding [3]	75.1	--	75.1
Implied per ADS Value Reference Range	**$0.00**	--	**$0.00**

Illustrative Discounted Cash Flow Analysis

	Probability Adjusted Discount Rate		
	15.0%	--	20.0%
	Low		High
Implied Enterprise Value Reference Range	($108.9)	--	($87.1)
Cash and Cash Equivalents as of 6/30/2022 [4]	28.9	--	28.9
Debt as of 6/30/2022 [5]	(15.0)	--	(15.0)
Development Funding Agreement Liability [6]	(65.6)	--	(65.6)
Illustrative Implied Total Equity Value Reference Range	($160.6)	--	($138.8)
Diluted ADS Equivalents Outstanding [3]	75.1	--	75.1
Illustrative Implied Per ADS Value Reference Range	**$0.00**	--	**$0.00**

Note: Illustrative DCF analysis assumes Company is able to raise financing to continue development of indications. Company management does not expect to be able to raise additional financing as a public company. DCF does not account for potential further dilution from future capital raises.

Note: We have been advised that holders of ADS will incur a $0.05/ADS cancellation fee in the Transaction. The cancellation fee is not reflected in the financial analyses.

1. *Reflects recoverability adjusted figures provided by Company management.*
2. *Residual value range calculated at the low end as low of total assets less high of total liabilities and at the high end as high of total assets less low of total liabilities.*
3. *Includes (i) 73.8 million ADS equivalents outstanding, (ii) ADS equivalent of ~1.3 million unvested restricted stock awards, (iii) the net dilutive impact of an ADS equivalent of ~6.4 million outstanding options based on the treasury method, and (iv) the net dilutive impact of an ADS equivalent of ~23.6 million outstanding warrants based on the treasury method. Each ADS represents 12 ordinary shares. Does not consider additional potential dilution from future financings.*
4. *As of 6/30/2022, per Company management.*
5. *Represents principal amount of outstanding debt per Company management.*
6. *Represents liability associated with the development funding agreement with Morningside.*

Source: Company management, Capital IQ, Bloomberg, public filings.

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Page 1. Executive Summary 3 2. Financial Analyses 10 Liquidation Analysis 12 Illustrative Discounted Cash Flow Analysis 17 3. Appendices 22 4. Disclaimer 40

Liquidation Analysis

Company Assets and Liabilities

(dollars in millions)

		Balance Sheet as of 6/30/2022 [1]	Recoverability Estimate Low	Recoverability Estimate High	Hypothetical Liquidation Value Low	Hypothetical Liquidation Value High
	Current Assets:					
A	Cash & Cash Equivalents	$28.9	*100%*	*100%*	$28.9	$28.9
	Interest Receivable	0.0	*100%*	*100%*	0.0	0.0
	Prepaid Clinical	1.0	*0%*	*0%*	0.0	0.0
	Prepaid Discovery	0.5	*25%*	*50%*	0.1	0.2
	Prepaid Insurance	0.4	*0%*	*0%*	0.0	0.0
	Prepaid Other	0.6	*10%*	*20%*	0.1	0.1
B	Prepayments and Other Current Assets	2.5			0.2	0.4
	Current Assets	**$31.4**			**$29.1**	**$29.2**
	Non-Current Assets:					
C	Property and Equipment, net	0.1	*0%*	*0%*	0.0	0.0
D	Long-Term Deposit	0.4	*0%*	*0%*	0.0	0.0
	Off Balance Sheet Assets:					
E	Intellectual Property				5.0	20.0
	Total Assets	**$31.9**			**$34.1**	**$49.2**
	Current Liabilities:					
F	Accounts Payable	3.9	*100%*	*100%*	3.9	3.9
	Accrued Other	1.0	*100%*	*100%*	1.0	1.0
	Accrued Interest	0.2	*0%*	*0%*	0.0	0.0
	Accrued Wages and Vacation	0.6	*100%*	*100%*	0.6	0.6
	Accrued Retention Bonus	0.2	*100%*	*100%*	0.2	0.2
	Accrued Bonus	1.4	*0%*	*0%*	0.0	0.0
	Accrued Clinical	1.8	*100%*	*100%*	1.8	1.8
	Accrued Pharma Sci Costs	0.3	*100%*	*100%*	0.3	0.3
	Accrued Discovery	0.4	*100%*	*100%*	0.4	0.4
	Deferred Rent	0.0	*0%*	*0%*	0.0	0.0
G	Other Current Liabilities	5.9			4.2	4.2
	Current Liabilities	**$9.7**			**$8.1**	**$8.1**
	Non-Current Liabilities:					
	Total Funded Amount of DFA	65.0	*100%*	*300%*	65.0	195.0
	Fair Value Adjustment	0.6				
H	Development Funding Agreement Liability	65.6			65.0	195.0
	Total Debt	15.0	*109%*	*109%*	16.4	16.4
	Unamortized Debt Discount	(1.1)				
I	Debt	13.9			16.4	16.4
	Total Liabilities	**$89.2**			**$89.4**	**$219.4**

1. Based on unaudited balance sheet as of 6/30/2022, per Company management.

Source: Company management, Venture Loan and Security Agreement with Horizon dated as of September 30, 2021, Development Funding Agreement with Morningside dated October 30, 2020, and other discovery/clinical study master service agreements.

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Liquidation Analysis

Hypothetical Liquidation Value Reference Range

Hypothetical Liquidation Value Reference Range

(dollars in millions except per ADS values)

	Hypothetical Liquidation Value Low		Hypothetical Liquidation Value High
Total Assets (see prior page)	$34.1	--	$49.2
Total Liabilities (see prior page)	(219.4)	--	(89.4)
Residual Value (Total Assets less Total Liabilities) [1]	**($185.3)**	--	**($40.2)**
J **Wind-Down Costs:**			
Operating Costs During Wind-Down	(0.8)	--	(0.5)
Trial Wind-Down Costs	(1.0)	--	(0.8)
Severance Fee	(2.5)	--	(1.5)
D&O Insurance Tail	(3.0)	--	(2.0)
Fees Due to Depository in Bankruptcy, Insolvency or Similar Proceeding	(0.9)	--	(0.9)
Other Legal Charges (Litigation, Tax Clearance, Authority, Deregistration, etc.)	(1.5)	--	(1.0)
Total Wind Down Charges	(9.7)	--	(6.7)
Hypothetical Liquidation Value Reference Range	**($195.0)**	--	**($46.9)**
Diluted ADS Equivalents Outstanding [2]	75.1	--	75.1
Hypothetical Implied Liquidation Value Per ADS Value Reference Range	**$0.00**	--	**$0.00**

Note: We have been advised that holders of ADS will incur a $0.05/ADS cancellation fee in the Transaction. The cancellation fee is not reflected in the Liquidation Analysis.

1. *Residual value range calculated at the low end as low of total assets less high of total liabilities and at the high end as high of total assets less low of total liabilities.*
2. *Includes (i) 73.8 million ADS equivalents outstanding, (ii) ADS equivalent of ~1.3 million unvested restricted stock awards, (iii) the net dilutive impact of an ADS equivalent of ~6.4 million outstanding options based on the treasury method, and (iv) the net dilutive impact of an ADS equivalent of ~23.6 million outstanding warrants based on the treasury method. Each ADS represents 12 ordinary shares. Does not consider additional potential dilution from future financings.*

Source: Company management, Venture Loan and Security Agreement with Horizon dated as of September 30, 2021, Development Funding Agreement with Morningside dated October 30, 2020, and other discovery/clinical study master service agreements.

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Liquidation Analysis

Selected Commentary

- A ▪ **Cash & Cash Equivalents:** According to Company management, cash & cash equivalents is assumed to be fully recoverable in an orderly liquidation.
- B ▪ **Prepayments and Other Current Assets:**
  - **Interest Receivable :** Company management indicated interest receivable is soon to be received and it is assumed to be fully recoverable in an orderly liquidation.
  - **Prepaid Clinical:** Represents deposits and other prepaid expenses for existing clinical trials. In the event of liquidation, Company management believes it would not be able to recover any amount due to the shut down of these trials and assumed a recovery probability of 0%.
  - **Prepaid Discovery:** Represents the contractual upfront payments paid to various institutions. In the event of liquidation, Company management indicated a recovery probability of 25% to 50%.
  - **Prepaid Insurance:** Represents prepaid expenses related to D&O insurance. The Company's current policy expires shortly and the Company expects to continue to have this coverage, and therefore a probability of recovery of 0% is assigned. Company management expects to renew or obtain a new D&O insurance coverage policy, and the expenses associated with it are captured in the D&O Insurance Tail wind-down costs.
  - **Prepaid Other:** Represents other prepaid general and miscellaneous costs (eg, subscriptions) and Company management indicated a probability of recovery of 10% to 20%.
- C ▪ **Property and Equipment, net:** Per Company management, it represents primarily office and lab equipment. Company management indicated it had been trying to sell certain lab equipment for over a year with no interested buyers. Additionally, Company management assumed there is de minimis value for the office equipment, and therefore a recovery probability of 0%.
- D ▪ **Long-Term Deposit**: Represents assets primarily related to the equity financing from Lincoln Park Capital. Company management assumed 0% probability of recovery in the event of liquidation.
- E ▪ **Intellectual Property**: The Company has explored using its licensed or internally developed IP to form funding partnerships and use as a source of collateral to raise capital, but has been unsuccessful after talking with a broad universe of strategic and financial investors that may be interested in the Company's development pipeline. Company management believes the short patent expiration of the licensed IP and the relatively early stage status of clinical developments would make it difficult to realize any significant value of the licensed and self-developed IP. The Company has an indication of interest for licensing its elamipretide IP in Europe for a base payment of less than $1 million plus various milestone payments. As a result, Company management assumed approximately $5.0 to $20.0 million liquidation value of both its licensed and self-developed IP. The Company is also aware of IP asset sales for financially distressed biopharma companies which had base payments of a similar magnitude and for which milestone payments were negotiated, but does not believes to have ever been realized.
- F ▪ **Accounts Payable:** Represents various amounts due to suppliers and vendors. The Company estimated that 100% of the balance needs to be paid in full in the event of liquidation.

Source: Company management, Venture Loan and Security Agreement with Horizon dated as of September 30, 2021, Development Funding Agreement with Morningside dated October 30, 2020, and other discovery/clinical study master service agreements.

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Liquidation Analysis Selected Commentary (cont.) ¡ Other Current Liabilities: Represents accrued liabilities relates to employee salaries and benefits, audit, and other clinical and administrative activities. Company G management assumed all accrued liabilities to be fully paid in the event of liquidation, with the exception of (i) accrued interest (0% recoverability, relates to the accrued portion of the 6% final payment that is reflected in the debt balance), (ii) employee bonus (0% recoverability, replaced with severance costs for the associated employees), and (iii) deferred rent (0% recoverability, represents a non-cash liability). ¡ Development Funding Agreement Liability: The Company’s inability to continue development efforts in a liquidation would be a breach of the DFA which H management believes would be likely to result in a termination triggering a termination payment equal to 300% of the funded amount, or $195 million. Company management has initiated discussions with the investor to terminate or convert the DFA at the drawn to date, or $65 million, but no agreement has been reached. ¡ Debt: Represents $15.0 million venture loan from Horizon Technology Finance Corporation (“Horizon”). Upon a prepayment, the Company is required to pay (i) a I fee of up to 3% of outstanding debt, or $0.5 million, and (ii) an additional final debt payment of 6% of total principal balance, or $0.9 million. J ¡ Wind-Down Costs: Company management indicated that it would take approximately two to three months to wind down the operating business, and additional time to shut down existing trials. During this time, the Company would incur approximately $5.8 to $8.8 million in expenses. ¡ Operating Costs During Wind-Down: Represents primarily the payroll costs of core financial and administrative employees who would need to be retained during the two to three months of operational business wind-down period per Company management. Additional time may be required to shut down the existing trials (as per below). Such payroll costs are estimated based on a monthly payroll cost of approximately $200K per month, representing a quarter of payroll monthly costs for all employees. ¡ Trial Shut Down Costs: Represents both payroll costs and clinical trial costs to orderly shut down existing trials and programs. Company management indicated that it would take approximately three to six months. ¡ Severance Fees: Represents severance fees paid to employees and certain executives who are entitled for up to 6 months severance package. ¡ D&O Insurance Tail: Represents the estimated price of a short-term extension (to cover wind-down period) and tail coverage policy for D&O insurance per Company management. Current D&O insurance is set to expire in mid Q3. The Company is currently in the process of collecting quotes for a renewal of its existing policy, as well as coverage through a new provider. ¡ Fees Due to Depository in Bankruptcy, Insolvency or Similar Proceeding: Under its depository agreement contract with Citi, if due to bankruptcy or insolvency, Citi is prevented from collecting ADR issuance, cancellation and service fees, Citi is entitled to be repaid certain program administrative expenses, legal expenses and any contributions it has previously paid. Amount provided by Company management does not include an estimate for legal expenses or the $0.05/ADS cancellation fee. ¡ Other Legal Charges: Represents estimated other legal and administrative costs in the event of liquidation. Source: Company management, Venture Loan and Security Agreement with Horizon dated as of September 30, 2021, Development Funding Agreement with Morningside dated October 30, 2020, and other discovery/clinical study master service agreements. 16 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Financial Analyses 10 Liquidation Analysis 12 Illustrative Discounted Cash Flow Analysis 17 3. Appendices 22 4. Disclaimer 40

Overview of Probability Adjusted Financial Projections

Company management provided financial projections, which included Company management's estimates of the probability of success for each of the five indications, Barth, nPMM, DMD, dAMD, and SBT272

Based on discussions with Company management, Company management financial projections were adjusted to reflect Company management's estimates of the probability of success of each indication, as follows:

- Revenue, cost of goods sold and commercial expenses, on a per indication basis, were adjusted based on probabilities of success as provided by Company management
  - For most of the indications, receipt of upfront license payments were spread across multiple payments for each indication based on different milestones. For conservative purposes, a success probability of 100% was assigned to each of the first upfront payments for each indications if milestone based
  - Company management estimates a 75% probability of receipt of the pediatric review voucher ($100 million) if Barth is successful. As such, a success probability of 30% is utilized for the pediatric review voucher (75% x 40% success probability for Barth)
- For general & administrative expenses, Company management indicated the expected amount for 2022 reflects the minimum level to continue operating the business. As such and for conservative purposes, G&A assumed to grow at inflationary growth rate of 2% per year
- For research & development expenses, Company management indicated the levels included in the forecast are highly likely to be incurred regardless of the outcome of trials throughout the forecast. This is largely due to, among other factors, the expenses relating to trial costs and the most expensive development efforts relating to dAMD which is expected to launch in 2032. For conservative purposes, the R&D expenses in the probability adjusted forecast are reduced by 10% after Barth's expected launch date
- dAMD is the last expected commercialized indication with an expected launch date in 2032. Based on the probabilities provided, there is an 18% probability that no indications are successfully developed. As such, expected R&D and G&A in 2032-2043 includes a scenario with $0 expenses at an 18% probability

Selected Key Assumption by Indication per Company Management

	Barth Syndrome	nPMM	DMD	dAMD	SBT272
Probability of Success	40%	57%	17%	9%	10%
US Launch Date	1Q 2024	4Q 2025	1Q 2029	1Q 2032	1Q 2029
US Patient Size and Growth[1]	800 (2% p.a.)	3,200 (2% p.a.)	15,000 (2% p.a.)	1,000,000 (2% p.a.)	10,000 (2% p.a.)
US Market Capture Rate	35%	15%	25%	10%	20%
Patent / Generic Price per Patient per Year	$500,000 / $50,000	$500,000 / $50,000	$500,000 / $50,000	$10,000 / $3,000	$500,000 / $50,000
Patent Expiration	1Q 2031	1Q 2031	1Q 2031	2Q 2042	3Q 2043
US Ramp Years	5 Years	5 Years	5 Years	7 Years	5 Years
EU/Int'l Market Size as % of US Revenues	30%	15%	30%	40%	30%
EU/Int'l Launch Date	1Q 2025	4Q 2027	1Q 2033	1Q 2034	1Q 2031
EU/Int'l Royalty Rate	8%	10%	10%	10%	10%

1. Based on market assessment in 2021, per Company management.
Source: Company management

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

HOULIHAN LOKEY | 18

Selected Projected Financial Information Probability Adjusted | Revenue, Cost of Goods Sold and Commercial Expenses (dollars in millions) Fiscal Year Ending December 31, 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E 2041E 2042E 2043E 2044E BARTH - 40% Prob. Adjusted [1] Product Revenue -- -- $6.2 $14.6 $24.7 $35.9 $46.2 $56.7 $60.8 $17.4 $0.7 $0.2 $0.0 $0.0 $0.0 -- -- -- -- -- -- -- -- Licensing Upfront 0.5 -- 0.2 -- ------------ -- ------------ -- ---------- Licensing -- -- -- 0.4 0.6 0.9 1.1 1.4 1.5 0.4 0.0 0.0 0.0 0.0 0.0 -- -- -- -- -- -- -- -- Pediatric Review Voucher [2] ---- 30.0 -- ------------ -- ------------ -- ---------- BARTH Revenue $0.5 -- $36.4 $14.9 $25.3 $36.8 $47.3 $58.1 $62.3 $17.8 $0.7 $0.2 $0.0 $0.0 $0.0 -- -- -- -- -- -- -- -- Cost of Goods Sold [3] -- -- (0.2) (0.4) (0.6) (1.1) (1.7) (2.8) (3.3) (0.9) (0.0) (0.0) (0.0) (0.0) (0.0) -- -- -- -- -- -- -- -- Commercial Expenses [4] -- (3.5) (10.2) (12.1) (10.7) (10.0) (9.2) (8.5) (9.1) (2.6) (0.1) (0.0) (0.0) (0.0) (0.0) -- -- -- -- -- -- -- -- BARTH Contribution Margin $0.5 ($3.5) $26.0 $2.5 $14.0 $25.6 $36.4 $46.8 $49.8 $14.3 $0.5 $0.1 $0.0 $0.0 $0.0 -- -- -- -- -- -- -- -- nPMM - 57% Prob. Adjusted [1] Product Revenue -- -- -- $1.6 $21.1 $42.4 $69.0 $96.9 $122.8 $39.3 $1.5 $0.4 $0.1 $0.0 $0.0 -- -- -- -- -- -- -- -- Licensing Upfront -- -- -- -- -- 0.6 -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- Licensing -- -- -- -- -- 0.2 0.8 1.2 1.5 0.5 0.0 0.0 0.0 0.0 0.0 -- -- -- -- -- -- -- -- nPMM Revenue -- -- -- $1.6 $21.1 $43.1 $69.8 $98.1 $124.2 $39.8 $1.6 $0.4 $0.1 $0.0 $0.0 -- -- -- -- -- -- -- -- Cost of Goods Sold [3] -- -- -- (0.0) (0.5) (1.3) (2.6) (4.8) (6.7) (2.1) (0.1) (0.0) (0.0) (0.0) (0.0) -- -- -- -- -- -- -- -- Commercial Expenses [4] -- -- (2.1) (12.4) (25.7) (28.3) (25.4) (23.7) (21.7) (10.4) (0.2) (0.1) (0.0) (0.0) (0.0) ---- -- ---------- nPMM Contribution Margin -- -- ($2.1) ($10.9) ($5.1) $13.5 $41.8 $69.5 $95.9 $27.3 $1.3 $0.3 $0.1 $0.0 $0.0 -- -- -- -- -- -- -- -- DMD - 17% Prob Adjusted [1] Product Revenue -- -- -- -- -- -- -- $19.4 $45.8 $18.3 $0.8 $0.2 $0.0 $0.0 $0.0 -- -- -- -- -- -- -- -- Licensing Upfront -- -- 5.0 -- -- -- 11.1 -- -- -- 6.0 -- -- -- -- -- -- -- -- -- -- -- -- Licensing -------- ------------ -- 0.0 0.0 0.0 0.0 ---- -- ---------- DMD Revenue -- -- $5.0 -- -- -- $11.1 $19.4 $45.8 $18.3 $6.7 $0.2 $0.0 $0.0 $0.0 -- -- -- -- -- -- -- -- Cost of Goods Sold [3] -- -- -- -- -- -- -- (0.1) (0.2) (0.2) (0.0) (0.0) (0.0) (0.0) (0.0) -- -- -- -- -- -- -- -- Commercial Expenses [4] -- -- -- -- -- -- (3.9) (11.3) (13.5) (12.0) (11.2) (10.3) (7.0) (0.0) (0.0) -- -- -- -- -- -- -- -- DMD Contribution Margin -- -- $5.0 -- -- -- $7.2 $7.9 $32.1 $6.2 ($4.5) ($10.1) ($7.0) $0.0 $0.0 -- -- -- -- -- -- -- -- SBT 272 - 10% Prob Adjusted [1] Product Revenue -- -- -- -- -- -- -- $6.1 $14.4 $24.4 $35.4 $45.6 $55.9 $59.9 $62.4 $64.9 $67.5 $70.3 $73.1 $76.1 $79.2 $22.4 -- Licensing Upfront ---- 5.0 -- -- 2.5-- 4.0 -- -- 4.0 ------------ -- ---------- Licensing -- -- -- -- -- -- -- -- -- 1.2 1.7 2.2 2.7 2.9 3.0 3.1 3.2 3.4 2.6 1.8 1.9 0.5 -- SBT 272 Revenue -- -- $5.0 -- -- $2.5 -- $10.1 $14.4 $25.5 $41.1 $47.8 $58.6 $62.8 $65.4 $68.0 $70.8 $73.6 $75.7 $77.9 $81.1 $22.9 -- Cost of Goods Sold [3] -------- ------ (0.0) (0.1) (0.2) (0.2) (0.3) (0.4) (0.4) (0.4) (0.4) (0.5) (0.5) (0.5) (0.5) (0.5) (0.3) -- Commercial Expenses [4] -- -- -- -- -- -- (1.8) (5.4) (6.4) (5.6) (5.3) (4.8) (4.4) (4.8) (5.0) (5.2) (5.4) (5.6) (5.8) (6.1) (6.3) (1.8) -- SBT 272 Contribution Margin -- -- $5.0 -- -- $2.5 ($1.8) $4.7 $7.9 $19.7 $35.6 $42.6 $53.8 $57.6 $59.9 $62.4 $64.9 $67.5 $69.4 $71.3 $74.2 $20.8 -- dAMD IVT - 9% Prob Adjusted [1] Product Revenue -- -- -- -- -- -- -- -- -- -- $5.8 $13.7 $23.3 $33.8 $43.5 $53.4 $57.2 $59.6 $62.0 $64.5 $21.8 $2.0 -- Licensing Upfront ---- 25.0 -- -- 2.7 -- -- 2.7 -- 4.5 -- 10.8-------- -- ---------- Licensing -- -- -- -- -- -- -- -- -- -- -- -- 1.9 2.7 3.5 4.3 4.6 4.8 5.0 5.2 1.7 0.2 -- dAMD IVT Revenue -- -- $25.0 -- -- $2.7 -- -- $2.7 -- $10.3 $13.7 $35.9 $36.5 $47.0 $57.7 $61.8 $64.3 $66.9 $69.7 $23.5 $2.2 -- Cost of Goods Sold [3] -- -- -- -- -- -- -- -- -- -- (0.5) (1.2) (2.1) (3.0) (3.9) (4.7) (5.1) (5.3) (5.5) (5.7) (3.2) (0.7) -- Commercial Expenses [4] -- -- -- -- -- -- -- -- -- (1.9) (5.6) (6.6) (5.8) (5.5) (5.0) (4.5) (4.0) (3.6) (5.0) (5.2) (1.7) (0.2) -- dAMD IVT Contribution Margin -- -- $25.0 -- -- $2.7 -- -- $2.7 ($1.9) $4.2 $5.9 $28.0 $28.1 $38.2 $48.4 $52.8 $55.5 $56.5 $58.8 $18.6 $1.3 -- 1. Represents revenues and variable costs adjusted by probability of success, provided by Company management. Certain upfront licensing revenue is not probability adjusted for conservative purposes. 2. Represents the potential sale of the Rare Pediatric Disease Priority Review Voucher received from FDA, pending on FDA approval of Barth. 3. Includes royalty payments to Cornell University. 4. Represents sales & marketing and certain medical affair costs. Source: Company management. 19 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Selected Projected Financial Information Probability Adjusted (dollars in millions) Fiscal Year Ending December 31, 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E 2041E 2042E 2043E 2044E Product Revenue -- -- $6.2 $16.1 $45.8 $78.3 $115.2 $179.0 $243.8 $99.4 $44.2 $60.0 $79.3 $93.8 $105.9 $118.3 $124.8 $129.8 $135.1 $140.6 $100.9 $24.4-- Licensing Upfront 0.5 -- 35.2 -- -- 5.8 11.1 4.0 2.7-- 14.5-- 10.8------------------ -- Licensing -- -- -- 0.4 0.6 1.0 1.9 2.5 2.9 2.1 1.7 2.2 4.5 5.6 6.5 7.4 7.8 8.1 7.6 7.0 3.6 0.7 -- Pediatric Review Voucher [1] -- -- 30.0 -------------------------------------- -- Revenues, Net [2] $0.5 -- $71.4 $16.5 $46.4 $85.1 $128.2 $185.6 $249.4 $101.4 $60.4 $62.2 $94.7 $99.4 $112.4 $125.7 $132.6 $138.0 $142.7 $147.6 $104.6 $25.1 -- Growth % NMF NMF -76.9% 181.4% 83.3% 50.7% 44.8% 34.4% -59.3% -40.5% 3.1% 52.2% 5.0% 13.1% 11.8% 5.5% 4.1% 3.4% 3.4% -29.1% -76.0% NMF Cost of Goods Sold [3] -- -- (0.2) (0.4) (1.1) (2.3) (4.3) (7.8) (10.3) (3.4) (0.9) (1.6) (2.4) (3.4) (4.3) (5.2) (5.5) (5.8) (6.0) (6.2) (3.7) (1.0) -- Gross Profit $0.5 -- $71.2 $16.1 $45.3 $82.7 $123.9 $177.8 $239.1 $98.0 $59.4 $60.6 $92.2 $96.0 $108.1 $120.5 $127.1 $132.2 $136.7 $141.3 $100.9 $24.1-- Margin % 100.0% NMF 99.8% 97.6% 97.6% 97.2% 96.7% 95.8% 95.9% 96.6% 98.5% 97.5% 97.4% 96.6% 96.2% 95.9% 95.8% 95.8% 95.8% 95.8% 96.4% 96.1% NMF Commercial Expenses [4] -- (3.5) (12.2) (24.5) (36.4) (38.4) (40.3) (48.9) (50.7) (32.5) (22.4) (21.8) (17.3) (10.3) (10.0) (9.7) (9.4) (9.2) (10.8) (11.2) (8.1) (1.9) -- Research & Development [5] (40.0) (38.4) (42.3) (43.2) (49.8) (39.3) (57.5) (63.6) (55.0) (45.5) (33.3) (29.7) (25.9) (22.3) (21.8) (21.8) (21.6)(21.6)(23.0)(23.5)(21.1)(16.6) -- General & Administrative (20.2) (20.6) (21.0) (21.5) (21.9) (22.3) (22.8) (23.2) (23.7) (24.2) (20.3) (20.7) (21.1) (21.5) (22.0) (22.4) (22.8) (23.3)(23.8)(24.2)(24.7)(25.2) -- Depreciation & Amortization 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 -- Adjusted EBITDA ($59.6) ($62.4) ($4.3) ($73.0) ($62.7) ($17.2) $3.3 $42.1 $109.8 ($4.1) ($16.4) ($11.4) $28.0 $41.9 $54.4 $66.7 $73.3 $78.1 $79.2 $82.4 $47.0 ($19.6) -- Margin % NMF NMF -6.1% -442.5% -135.1% -20.3% 2.6% 22.7% 44.0% -4.1% -27.2% -18.4% 29.6% 42.2% 48.4% 53.1% 55.3% 56.6% 55.5% 55.8% 45.0% -78.1% NMF Growth % NMF NMF NMF NMF NMF NMF NMF 160.8% NMF NMF NMF NMF 49.5% 29.8% 22.6% 9.9% 6.6% 1.3% 4.1% -42.9% NMF NMF Depreciation & Amortization (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) -- Adjusted EBIT ($59.7) ($62.5) ($4.4) ($73.1) ($62.8) ($17.3) $3.2 $42.0 $109.8 ($4.2) ($16.5) ($11.5) $28.0 $41.8 $54.3 $66.6 $73.2 $78.0 $79.1 $82.3 $46.9 ($19.7) -- Margin % NMF NMF -6.2% -443.0% -135.3% -20.3% 2.5% 22.7% 44.0% -4.1% -27.3% -18.5% 29.5% 42.1% 48.3% 53.0% 55.2% 56.6% 55.4% 55.8% 44.9% -78.4% NMF Additional Financial Information Capital Expenditures -- $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 -- Change in Net Working Capital ($0.3) $1.1 $0.6 $0.8 ($3.8) ($4.9) ($0.8) ($11.8) ($11.0) $14.2 ($2.1) ($2.3) ($3.4) ($1.7) ($1.6) ($1.5) ($0.7) ($0.5) ($0.6) ($0.6) $7.2 $9.2 -- 1. Represents the potential sale of the Rare Pediatric Disease Priority Review Voucher received from FDA, pending on FDA approval of Barth. 2. Represents revenues adjusted by probability of success, provided by Company management. Certain upfront licensing revenue is not probability adjusted for conservative purposes. 3. Includes royalty payments to Cornell University. 4. Represents sales & marketing and certain medical affair costs. 5. Per Company management, probability adjusted R&D expenses reflect a 10% reduction starting in 2025 (post expected Barth launch date). Source: Company management. 20 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Illustrative Discounted Cash Flow Analysis Probability Adjusted (dollars and ADS in millions, except per ADS values) Projected Fiscal Year Ending December 31, 2022E [1] 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E 2041E 2042E 2043E 2044E Revenues, Net [2] $0.5 -- $71.4 $16.5 $46.4 $85.1 $128.2 $185.6 $249.4 $101.4 $60.4 $62.2 $94.7 $99.4 $112.4 $125.7 $132.6 $138.0 $142.7 $147.6 $104.6 $25.1 -- Cost of Goods Sold [3] -- -- (0.2) (0.4) (1.1) (2.3) (4.3) (7.8) (10.3) (3.4) (0.9) (1.6) (2.4) (3.4) (4.3) (5.2) (5.5) (5.8) (6.0) (6.2) (3.7) (1.0) -- Commercial Expenses [4] -- (3.5) (12.2) (24.5) (36.4) (38.4) (40.3) (48.9) (50.7) (32.5) (22.4) (21.8) (17.3) (10.3) (10.0) (9.7) (9.4) (9.2) (10.8) (11.2) (8.1) (1.9) -- Research & Development [5] (21.2) (38.4) (42.3) (43.2) (49.8) (39.3) (57.5) (63.6) (55.0) (45.5) (33.3) (29.7) (25.9) (22.3) (21.8) (21.8) (21.6) (21.6) (23.0) (23.5) (21.1) (16.6) -- General & Administrative (9.9) (20.6) (21.0) (21.5) (21.9) (22.3) (22.8) (23.2) (23.7) (24.2) (20.3) (20.7) (21.1) (21.5) (22.0) (22.4) (22.8) (23.3) (23.8) (24.2) (24.7) (25.2) -- Depreciation & Amortization 0.0 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 -- Adjusted EBITDA ($30.5) ($62.4) ($4.3) ($73.0) ($62.7) ($17.2) $3.3 $42.1 $109.8 ($4.1) ($16.4) ($11.4) $28.0 $41.9 $54.4 $66.7 $73.3 $78.1 $79.2 $82.4 $47.0 ($19.6) -- Depreciation & Amortization (0.0) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) -- Adjusted EBIT ($30.6) ($62.5) ($4.4) ($73.1) ($62.8) ($17.3) $3.2 $42.0 $109.8 ($4.2) ($16.5) ($11.5) $28.0 $41.8 $54.3 $66.6 $73.2 $78.0 $79.1 $82.3 $46.9 ($19.7) -- Taxes [6] -------- ------ ------------------------------ -- Unlevered Earnings ($30.6) ($62.5) ($4.4) ($73.1) ($62.8) ($17.3) $3.2 $42.0 $109.8 ($4.2) ($16.5) ($11.5) $28.0 $41.8 $54.3 $66.6 $73.2 $78.0 $79.1 $82.3 $46.9 ($19.7) -- Depreciation & Amortization 0.0 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 -- Capital Expenditures -- (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) -- Change in Net Working Capital 0.9 1.1 0.6 0.8 (3.8) (4.9) (0.8) (11.8) (11.0) 14.2 (2.1) (2.3) (3.4) (1.7) (1.6) (1.5) (0.7) (0.5) (0.6) (0.6) 7.2 9.2-- Unlevered Free Cash Flows ($29.6) ($61.6) ($4.0) ($72.4) ($66.8) ($22.4) $2.3 $30.1 $98.5 $9.8 ($18.8) ($14.0) $24.4 $39.9 $52.5 $65.0 $72.3 $77.4 $78.3 $81.5 $53.9 ($10.6) -- Illustrative Cash and Cash Illustrative Implied Equivalents Debt DFA Implied Enterprise Value As of 6/30/2022 [7] As of 6/30/2022 [8] Liability [9] Equity Value Discount Rate 15.00% ($87.1) $28.9 ($15.0) ($65.6) ($138.8) 16.25% ($94.6) $28.9 ($15.0) ($65.6) ($146.3) 17.50% ($100.5) $28.9 ($15.0) ($65.6) ($152.2) + + + = 18.75% ($105.2) $28.9 ($15.0) ($65.6) ($156.9) 20.00% ($108.9) $28.9 ($15.0) ($65.6) ($160.6) Note: Illustrative DCF analysis assumes Company Illustrative Implied Total Equity Value Reference Range $0.0 - $0.0 is able to raise financing to continue development - Diluted ADS Equivalents Outstanding [10] 75.1 75.1 of indications. Company management does not Illustrative Implied Per ADS Value Reference Range $0.00 - $0.00 expect to be able to raise additional financing as a public company. DCF does not account for potential further dilution from future capital raises. Note: Present values as of 7/29/22; mid-year convention applied. 1. Represents a 6.0-month stub period. 2. Represents revenues adjusted by probability of success, provided by Company management. Certain upfront licensing revenue is not probability adjusted for conservative purposes. 3. Includes royalty payments to Cornell University. 4. Represents sales & marketing and certain medical affair costs. 5. Per Company management, probability adjusted R&D expenses reflect a 10% reduction starting in 2025 (post expected Barth launch date). 6. The Company currently has a balance of net operating loss carryforwards and is expected to generate additional loss carryforwards over the next several years. For conservative purposes, assumes Company is not a cash taxpayer in any year of the forecast. 7. As of 6/30/2022, per Company management. 8. Represents principal amount of outstanding debt per Company management. 9. Represents liability associated with the development funding agreement with Morningside. 10.Includes (i) 73.8 million ADS equivalents outstanding, (ii) ADS equivalent of ~1.3 million unvested restricted stock awards, (iii) the net dilutive impact of an ADS equivalent of ~6.4 million outstanding options based on the treasury method, and (iv) the net dilutive impact of an ADS equivalent of ~23.6 million outstanding warrants based on the treasury method. Each ADS represents 12 ordinary shares. Does not consider additional potential dilution from future financings. Source: Company management. 21 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Financial Analyses 10 3. Appendices 22 Weighted Average Cost of Capital Calculation 23 Selected Public Market Observations 26 Additional Illustrative Premiums Information 34 Glossary 38 4. Disclaimer 40

Page 1. Executive Summary 3 2. Financial Analyses 10 3. Appendices 22 Weighted Average Cost of Capital Calculation 23 Selected Public Market Observations 26 Additional Illustrative Premiums Information 34 Glossary 38 4. Disclaimer 40

Weighted Average Cost of Capital Calculation

(dollars in millions)

Selected Company	Debt [1]	Preferred Stock [2]	Equity Market Value [3]	Total Capitalization [4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Equity Market Value	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
9 Meters Biopharma, Inc.	$0.0	$0.0	$58.8	$58.8	0.0%	0.0%	0.0%	0.0%	100.0%
Akouos, Inc.	0.0	0.0	110.3	110.3	0.0%	0.0%	0.0%	0.0%	100.0%
Allakos Inc.	0.0	0.0	206.9	206.9	0.0%	0.0%	0.0%	0.0%	100.0%
Allena Pharmaceuticals, Inc.	5.6	0.0	12.2	17.8	46.3%	31.7%	0.0%	0.0%	68.3%
Ampio Pharmaceuticals, Inc.	0.0	0.0	33.9	33.9	0.0%	0.0%	0.0%	0.0%	100.0%
BioCardia, Inc.	0.0	0.0	25.4	25.4	0.0%	0.0%	0.0%	0.0%	100.0%
Cardiff Oncology, Inc.	0.0	0.6	95.1	95.7	0.0%	0.0%	0.6%	0.6%	99.4%
Idera Pharmaceuticals, Inc.	0.0	0.0	22.6	22.6	0.0%	0.0%	0.0%	0.0%	100.0%
Immunic, Inc.	0.0	0.0	107.2	107.2	0.0%	0.0%	0.0%	0.0%	100.0%
Soleno Therapeutics, Inc.	0.0	0.0	20.7	20.7	0.0%	0.0%	0.0%	0.0%	100.0%
Tonix Pharmaceuticals Holding Corp.	0.0	0.0	54.7	54.7	0.0%	0.0%	0.0%	0.0%	100.0%
Median	$0.0	$0.0	$54.7	$54.7	0.0%	0.0%	0.0%	0.0%	100.0%
Mean	$0.5	$0.1	$68.0	$68.5	4.2%	2.9%	0.1%	0.1%	97.1%

Selected Company	Levered Beta [5]	Unlevered Beta [6]	Equity Risk Premium [7]	Size Premium [8]	Cost of Equity [9]	Cost of Debt [10]	Cost of Preferred Stock [11]	WACC [12]
9 Meters Biopharma, Inc.	0.78	0.78	6.25%	4.80%	12.9%	NA	NA	12.9%
Akouos, Inc.	0.53	0.53	6.25%	4.80%	11.3%	NA	NA	11.3%
Allakos Inc.	0.47	0.47	6.25%	4.80%	11.0%	NA	NA	11.0%
Allena Pharmaceuticals, Inc.	0.72	0.53	6.25%	4.80%	12.5%	9.0%	NA	10.7%
Ampio Pharmaceuticals, Inc.	1.50	1.50	6.25%	4.80%	17.4%	NA	NA	17.4%
BioCardia, Inc.	1.00	1.00	6.25%	4.80%	14.3%	NA	NA	14.3%
Cardiff Oncology, Inc.	1.72	1.70	6.25%	4.80%	18.8%	NA	4.0%	18.6%
Idera Pharmaceuticals, Inc.	0.77	0.77	6.25%	4.80%	12.8%	NA	NA	12.8%
Immunic, Inc.	1.60	1.60	6.25%	4.80%	18.0%	NA	NA	18.0%
Soleno Therapeutics, Inc.	1.03	1.03	6.25%	4.80%	14.5%	NA	NA	14.5%
Tonix Pharmaceuticals Holding Corp.	1.88	1.88	6.25%	4.80%	19.8%	NA	NA	19.8%
Median	1.00	1.00			14.3%	9.0%	4.0%	13.6%
Mean	1.09	1.07			14.8%	9.0%	4.0%	14.2%

Note: No company shown for comparative purposes is identical to the Company.
1. Debt amount based on recent public filing as of 7/29/2022.
2. Preferred stock amount as stated in most recent public filing as of 7/29/2022.
3. Equity market value based on closing price on 7/29/2022 and on reported fully-diluted shares as of 7/29/2022.
4. Total capitalization equal to equity market value + debt outstanding + preferred stock.
5. Based on 2-year weekly beta per Bloomberg as of 7/29/2022.
*6. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt to Equity Market Value)) + (Preferred Stock to Equity Market Value)).*
7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
8. Duff & Phelps Cost of Capital Navigator ("Navigator").
*9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of 7/29/2022, based on 20-year U.S. Treasury Bond Yield.*
10. Based on selected company weighted average interest rate per most recent public filings.
11. Based on selected company weighted average preferred dividend per most recent public filings.
*12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock Total Capitalization). See next page for tax rate assumption.*
Sources: Bloomberg, Capital IQ, public filings.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION
HOULIHAN LOKEY | 24

Weighted Average Cost of Capital Calculation (cont.) Market Capital Structure Cost of Equity for Assumptions Assumptions Computed WACC Risk-Free Rate of Return [1] 3.23% Market Stealth Market Stealth Equity Risk Premium [2] 6.25% Participant Cap Structure Participant Cap Structure Size Premium - Decile 10b [3] 7.89% Debt to Total Capitalization [5] 0.0% 15.2% Selected Unlevered Beta [6] 1.00 1.00 Tax Rate [4] 26.00% Preferred Stock / DFA to Total Capitalization [5] 0.0% 66.5% Computed Levered Beta [7] 1.00 5.23 Equity Market Value to Total Capitalization [5] 100.0% 18.3% Cost of Equity - Size Prem. Dec. 10b [8] 17.4% 43.8% Debt to Equity Market Value 0.0% 82.9% Preferred Stock / DFA to Equity Market Value 0.0% 362.2% Cost of Debt [5] NA 10.3% Cost of Preferred Stock / DFA [5] NA 14.1% Computed Weighted Average Cost of Capital - Market Participant Capital Structure [9] 17.4% Computed Weighted Average Cost of Capital - Stealth Capital Structure [9] 18.5% Check Selected Company Decile with MM and Trans Approaches Selected Weighted Average Cost of Capital Range 15.0% - - 20.0% 1. Risk Free Rate of Return as of 7/29/2022, based on 20-year US Government Bond Yield. 2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 3. Navigator. 4. Per Company management. 5. Stealth Specific calculations based on the Company’s capital structure as of 7/29/2022; cost of debt based on the nominal yield of the Company’s debt from Horizon; cost of preferred equity based scenario-based returns associated with the DFA liability. Market participant calculations based on review of corresponding metrics of selected comparable companies. 6. Based on review of selected companies’ unlevered betas. 7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt to Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions. 8. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market and Company-specific Assumptions. 9. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on “Cost of Equity for Computed WACC” and Market and Capital Structure Assumptions. Sources: Bloomberg, Capital IQ, public filings, Company management. 25 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Financial Analyses 10 3. Appendices 22 Weighted Average Cost of Capital Calculation 23 Selected Public Market Observations 26 Additional Illustrative Premiums Information 34 Glossary 38 4. Disclaimer 40

Public Market Observations

Trading Snapshot

Public Market Trading Overview

(ADS equivalents outstanding and dollars in millions, except per ADS values)

Public Market Enterprise Value Derivation	Unaffected Date [1] (6/24/2022)	Current Date (7/29/2022)
Closing ADS Price	$0.28	$0.24
ADS Equivalents Outstanding [2]	73.5	73.5
Dilutive ADS Equivalents [3]	1.3	1.3
Total Fully Diluted ADS Equivalents	74.8	74.8
Market Value of Equity	**$20.9**	**$18.1**
Debt [4]	15.0	15.0
Development Funding Agreement Liability [5]	65.6	65.6
Cash and Cash Equivalents [4]	(33.8)	(33.8)
Public Market Enterprise Value	**$67.6**	**$64.8**

Selected Market Information	Unaffected Date [1] (6/24/2022)	Current Date (7/29/2022)
10-Day Average Close Price [6]	$0.29	$0.24
1-Month Average Close Price [6]	$0.27	$0.23
3-Month Average Close Price [6]	$0.38	$0.25
6-Month Average Close Price [6]	$0.53	$0.42
52-Week High Close Price [6]	$1.58	$1.48
52-Week Low Close Price [6]	$0.18	$0.18
Other Market Information		
90-Day Average Daily Trading Volume (in millions) [6]	1.89	1.93
% of ADS Equivalents Outstanding	*2.6%*	*2.6%*
90-Day Average Daily Trading Value (in millions) [6]	$0.5	$0.5
% of Market Value of Equity	*2.6%*	*3.0%*

Historical VWAP[7,8]

(dollars per ADS)

1-Day	5-Day	10-Day	20-Day	30-Day	3-Month	6-Month	9-Month	12-Month
$0.24	**$0.24**	**$0.24**	**$0.23**	**$0.25**	**$0.29**	**$0.32**	**$0.35**	**$0.44**

1. *Represents the last full trading day prior to receipt and announcement of the Initial Proposal on 6/27/2022.*
2. *Per the Company's F-1 for the period ended 5/31/2022.*
3. *Per public filings, includes (i) ADS equivalents of ~1.3 million unvested restricted stock awards, (ii) the net dilutive impact of an ADS equivalent of ~5.3 million outstanding options based on the treasury method, (iii) the net dilutive impact of an ADS equivalent of ~23.6 million outstanding warrants based on the treasury method. Each ADS represents 12 ordinary shares.*
4. *Per the Company's 6-K for the quarter ended 3/31/2022 (filed 5/18/2022).*
5. *Represents liability associated with the development funding agreement with Morningside as of 3/31/2022.*
6. *Per Capital IQ.*
7. *Per Bloomberg, as of 7/29/2022.*
8. *VWAP based on cumulative trading activity over designated number of trading days, per Bloomberg.*

Sources: Company management, Bloomberg, Capital IQ, and public filings.

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HOULIHAN LOKEY | 27

Public Market Observations

Summary of Stock Price Performance

Stock Price Performance | IPO to Announcement of Initial Proposal[1]


Closing ADS Price ($)
Daily Volume (millions)
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
250.0
200.0
150.0
100.0
50.0
0.0
12/20/19: Reported Phase 3 trial for PMM failed to meet primary endpoints
10/10/19: Announced entry into an option agreement with Alexion to co-develop for PMM treatment
Jul-19 Sep-19 Nov-19 Jan-20 Mar-20 May-20 Jul-20 Sep-20 Nov-20 Jan-21 Mar-21 May-21 Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22
Daily Trading Volume
MITO Closing ADS Price

Stock Price Performance | 2020 to Announcement of Initial Proposal[1]


Closing ADS Price ($)
Daily Volume (millions)
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
250.0
200.0
150.0
100.0
50.0
0.0
3/3/20: Reported FDA grant of Rare Pediatric Disease designation for Barth treatment
5/18/21: Announced alignment with FDA on a randomized withdrawal trial for Barth, which preserved a near-term path for NDA submission
11/4/20: Announced entry into DFA with Morningside
10/20/21: Announced FDA refused to file NDA for Barth
5/2/2022: Reported phase 2 trial for dAMD failed to meet primary endpoints
4/13/20: Announced completion of $20mm PIPE with Morningside
Jan-20 Mar-20 May-20 Jul-20 Sep-20 Nov-20 Jan-21 Mar-21 May-21 Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22 Jun-22
Daily Trading Volume
MITO Closing ADS Price

1. June 24, 2022 represents the last full trading day prior to receipt and announcement of the Initial Proposal on 6/27/2022.
Source: Company management, public filings, Capital IQ.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION
HOULIHAN LOKEY | 28

Public Market Observations Summary of Stock Price Performance (cont.) 1 Closing Share Prices and Daily Volume Since Announcement of Initial Proposal (dollars in actuals) ADS Price (USD) Daily Volume (millions) Transaction Price per ADS: $0.375 $0.40 1.6 Initial Proposal Price per ADS: $0.313 $0.27 $0.30 1.2 $0.26 $0.26 $0.25 $0.25 $0.25 $0.24 $0.24 $0.24 $0.24 $0.24 $0.24 $0.24 $0.24 $0.23 $0.23 $0.23 $0.23 $0.23 $0.22 $0.22 $0.22 $0.21 $0.20 $0.20 0.8 $0.10 0.4 $0.00 0.0 6/27 6/28 6/29 6/30 7/1 7/5 7/6 7/7 7/8 7/11 7/12 7/13 7/14 7/15 7/18 7/19 7/20 7/21 7/22 7/25 7/26 7/27 7/28 7/29 Daily Trading Volume Closing Price Initial Proposal Price per ADS Transaction Price per ADS 1 Intraday Trading Activity Since Announcement of the Initial Proposal (dollars in actuals) 41.0% Transaction Price per ADS: $0.375 Initial Proposal Price per ADS: $0.313 21.2% 16.2% 11.2% 9.7% 0.6% 0.0% 0.0% 0.0% $0.19- $0.21- $0.23- $0.25- $0.27- $0.29- $0.31- $0.33- $0.35- $0.21 $0.23 $0.25 $0.27 $0.29 $0.31 $0.33 $0.35 $0.37 1. Initial Proposal was announced on June 27, 2022. Represents information through July 29, 2022. Source: public filings, Bloomberg, Capital IQ. 29 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Public Market Observations Selected Historical Trading Activity Last Twelve Months Last Nine Months 1 1 VWAP Volume : 205.9 million VWAP Volume : 185.9 million 1 1 VWAP : $0.44 VWAP : $0.35 66.9% 60.4% 22.1% 20.0% 6.0% 6.1% 6.7% 4.8% 2.7% 3.0% 1.3% 0.0% $0.00- $0.25- $0.50- $0.75- $1.00- $1.25- $0.00- $0.25- $0.50- $0.75- $1.00- $1.25- $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 Last Three Months Last Six Months 1 1 VWAP Volume : 178.5 million VWAP Volume : 162.8 million 1 1 VWAP : $0.29 VWAP : $0.32 74.7% 69.7% 25.3% 23.0% 6.7% 0.5% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% $0.00- $0.25- $0.50- $0.75- $1.00- $1.25- $0.00- $0.25- $0.50- $0.75- $1.00- $1.25- $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 1. Represents volume associated with VWAP figures per Bloomberg. VWAP volume may differ from total volume based on availability of data and the respective data sources. Source: Bloomberg as of July 29, 2022. 30 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Public Market Observations

Selected Wall Street Analyst Recommendations & Observations

Summary Analyst Recommendations

- As of July 29, 2022, the average stock price target for Stealth from Wall Street analysts reflected a premium of ~529.6% relative to its closing ADS price of $0.24 per share.
- Since Stealth's IPO, the average price target premium to closing stock price is ~217.3% and is ~506.5% in 2022. Refer to the following page.

Recommendation Summary

Recommendation	No. of Brokers	Selected Brokers
Buy / Outperform / Overweight / Positive	2	HC Wainwright & Co Maxim Group LLC
NA	1	Zacks Small-Cap Research

Price Target Summary

(dollars in actuals)

Broker	Price Target	Date of Report
Zacks Small-Cap Research	$2.05	7/26/22
HC Wainwright & Co	$1.50	6/16/22
Maxim Group LLC	$1.00	5/5/22
Average	**$1.52**	

Implied Premium / (Discount) of Average Analyst Price Target to Current Stock Price

	Stock Price	Premium / (Discount)
Current Closing Price as of 7/29/22	$0.24	529.6%
Unaffected Closing Price as of 6/24/22 [1]	$0.28	443.6%

Company management does not provide guidance to the market or equity research analysts related to its estimated financial results, including, but not limited to, expected market penetration, pricing and success rates

1. Represents the last full trading day prior to receipt and announcement of the Initial Proposal on 6/27/2022.
Sources: Capital IQ and Wall Street Analyst research.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION
HOULIHAN LOKEY | 31

Public Market Observations Historical Equity Research Analysts’ ADS Price Targets Since IPO in 2019 Historical Wall Street Analyst Recommendations Versus Public Stock Price | Since IPO Price targets included in the chart below are based on Bloomberg consensus analyst coverage which may include additional and/or different analysts to those shown on the prior and following pages. Average Price Target Premium to Closing Stock Price YTD 2022 as of 7/29/22 506.5% Announcement of 1-Year 370.2% Initial Proposal (6/27/22) Closing Stock Price: $0.27 2-Year 239.5% Since IPO 217.3% Consensus Price Target: $1.53 100% $30.00 $25.00 80% $20.00 60% $15.00 40% $10.00 20% $5.00 $1.52 $0.24 0% $0.00 Feb-19 Jun-19 Oct-19 Feb-20 Jun-20 Oct-20 Feb-21 Jun-21 Oct-21 Feb-22 Jun-22 Buy Hold Sell ADS Price Average Price Target Source: Bloomberg as of 7/29/2022. Note: Historical stock price targets exclude brokers for which price targets were unavailable or not customarily published. 32 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Public Market Observations 1 Relative Stock Performance as of Unaffected Date Unaffected as of 6/24/2022 [1] Three-Year Two-Year One-Year YTD 2022 Return Return Return Return Stealth -97.7% -85.1% -81.4% -65.7% Dow Jones U.S. Small Cap Pharmaceuticals & Biotechnology Index 13.5% -8.7% -30.1% -26.5% S&P 500 Index 32.8% 28.2% -8.3% -18.4% 100% 32.8% 13.5% 0% (97.7%) -100% Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 Sep-21 Dec-21 Mar-22 Jun-22 Stealth Dow Jones U.S. Small Cap Pharmaceuticals & Biotechnology Index S&P 500 1. Per Capital IQ, as of 6/24/2022. Represents the last full trading day prior to receipt and announcement of the Initial Proposal on 6/27/2022. Source: Capital IQ. 33 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Financial Analyses 10 3. Appendices 22 Weighted Average Cost of Capital Calculation 23 Selected Public Market Observations 26 Additional Illustrative Premiums Information 34 Glossary 38 4. Disclaimer 40

Illustrative Premiums Information All U.S.-Listed M&A 1-Day Prior Median Acquisition Premiums by Year 1-Month Prior Median Acq. Premiums by Year Aggregate Aggregate 1st Quartile 12.9% 1st Quartile 15.7% Median 25.3% Median 29.6% 30.5% 39.3% Mean 29.8% Mean 35.1% 28.6% 3rd Quartile 43.6% 3rd Quartile 45.9% 35.5% 35.3% 25.4% 24.8% 30.8% 22.7% 22.2% 27.8% 23.3% 170 171 149 106 147 78 170 171 149 106 147 78 2017 2018 2019 2020 2021 YTD 2022 [1] 2017 2018 2019 2020 2021 YTD 2022 [1] Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Industry (dollars in millions) 35.9% 58.1% 31.7% 29.1% 28.9% 28.9% 28.3% 28.3% 27.3% 47.1% 22.5% 22.5% 32.2% 31.8% 29.6% 27.1% 26.4% 25.4% 25.3% 24.1% 21.2% 19.6% 16.6% 14.3% 88 182 113 360 78 72 48 167 166 81 55 232 $0- $100- $500- $1,000- > $10,000 Life Sciences Health Care Technology Financials Energy Consumer Other $100 $500 $1,000 $10,000 Disc. 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Note: Thomson Reuters data for 1-month prior acquisition premiums represents 4-weeks prior. 1. YTD 2022 is as of July 2022 and includes 57 pending transactions. Source: Thomson Reuters. 35 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Illustrative Premiums Information U.S.-Listed Micro-Cap M&A 1-Day Prior Median Acquisition Premiums by Year 1-Month Prior Median Acq. Premiums by Year Aggregate Aggregate 1st Quartile 13.2% 1st Quartile 12.6% Median 27.7% Median 29.1% 44.8% Mean 31.6% Mean 37.5% 44.3% 3rd Quartile 45.3% 3rd Quartile 59.7% 38.3% 35.8% 33.2% 30.5% 24.6% 23.4% 21.8% 21.0% 17.8% 15.9% 13 18 15 14 10 8 13 18 15 14 10 8 2017 2018 2019 2020 2021 YTD 2022 [1] 2017 2018 2019 2020 2021 YTD 2022 [1] Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Industry (dollars in millions) 56.1% 52.0% 44.8% 44.9% 40.0% 38.3% 34.9% 33.1% 32.7% 33.2% 29.1% 27.9% 28.4% 27.7% 26.4% 23.7% 19.3% 17.8% 16.7%17.0% 16.5% 14.2% 35 41 1 1 8 5 14 19 6 8 18 NA NA $0- $50- $100- $200- > $500 Life Sciences Health Care Technology Financials Energy Consumer Other $50 $100 $200 $500 Disc. 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Note: Thomson Reuters data for 1-month prior acquisition premiums represents 4-weeks prior. 1. YTD 2022 is as of July 2022 and includes 7 pending transactions. Source: Thomson Reuters. 36 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Illustrative Premiums Information U.S.-Listed Biotechnology & Pharmaceutical M&A 1-Day Prior Median Acquisition Premiums by Year 1-Month Prior Median Acq. Premiums by Year Aggregate Aggregate 1st Quartile 30.8% 1st Quartile 36.1% Median 47.1% Median 58.1% Mean 47.9% Mean 64.0% 3rd Quartile 67.9% 3rd Quartile 82.7% 65.1% 67.7% 63.9% 63.3% 53.8% 52.0% 49.9% 46.3% 46.2% 46.2% 45.7% 33.9% 14 9 14 12 14 9 14 9 14 12 14 9 2017 2018 2019 2020 2021 YTD 2022 [1] 2017 2018 2019 2020 2021 YTD 2022 [1] 2 Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Market Cap (dollars in millions) (dollars in millions) 67.5% 63.9% 63.1% 64.7% 63.3% 61.5% 59.4% 60.6% 56.9% 48.6% 49.3% 46.7% 47.8% 46.3% 44.9% 45.3% 44.5% 44.3% 40.7% 39.0% 7 15 12 27 11 10 17 12 28 5 $0- $100- $500- $1,000- > $10,000 $0- $100- $500- $1,000- > $10,000 $100 $500 $1,000 $10,000 $100 $500 $1,000 $10,000 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Note: Thomson Reuters data for 1-month prior acquisition premiums represents 4-weeks prior. 1. YTD 2022 is as of July 2022 and includes 5 pending transactions. 2. Reflects market capitalization 1-day prior to the announcement. Source: Thomson Reuters. 37 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Financial Analyses 10 3. Appendices 22 Weighted Average Cost of Capital Calculation 23 Selected Public Market Observations 26 Additional Illustrative Premiums Information 34 Glossary 38 4. Disclaimer 40

Glossary of Terms Definition Description Adjusted EBIT Earnings Before Interest and Taxes, adjusted for certain other non-recurring items Adjusted EBITDA Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain other non-recurring items dAMD Dry Age Macular Degeneration DCF Discounted Cash Flow DMD Duchenne Muscular Dystrophy E Estimated EU Europe FDA Food & Drug Administration G&A General & Administrative / General & Administrative Expense IPO Initial Public Offering IRR Internal Rate of Return IVT Intravitreal M&A Merger & Acquisition NA Not Available NDA New Drug Application NMF Not Meaningful Figure NYSE New York Stock Exchange nPMM Nuclear Primary Mitochondrial Myopathy PMM Primary Mitochondrial Myopathy PIPE Private Investment in Public Entity Q Quarter R&D Research & Development / Research & Development Expense RSA Restricted Stock Award US United States USD or $ United States Dollar VWAP Volume-Weighted Average Price WACC Weighted Average Cost of Capital YTD Year-to-Date 39 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Financial Analyses 10 3. Appendices 22 4. Disclaimer 40

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Stealth BioTherapeutics Corp (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law. 41 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Disclaimer (cont.) All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including, without limitation, estimates of potential cost savings and synergies) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any Transaction counterparty, any other Transaction participant, any other financially interested party with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the “Interested Parties”), or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Houlihan Lokey has received, and may receive, compensation. Although Houlihan Lokey in the course of such activities and relationships or otherwise may have acquired, or may in the future acquire, information about one or more Interested Parties or the Transaction, or that otherwise may be of interest to the Board, the Committee, or the Company, Houlihan Lokey shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Houlihan Lokey is in possession of such information, to the Board, the Committee, or the Company or to use such information on behalf of the Board, the Committee, or the Company. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials. 42 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

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